EXHIBIT 3.97
ARTICLES OF INCORPORATION
OF
HOSPITAL OF FULTON, INC.
The undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act, adopts the following Articles of Incorporation for such Corporation:
1. The name of the Corporation is HOSPITAL OF FULTON, INC.
2. The number of shares the corporation is authorized to issue is: One Thousand (1,000) shares of $.01 par value per share common stock which shall have unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution of the Corporation.
3. The street address of the Corporation’s initial registered office is: c/o C T Corporation System, Kentucky Home Life Building, Louisville, Kentucky 40202.
(b) The name of the initial registered agent, to be located at the address listed in 2(a) is C T Corporation System.
4. The mailing address of the Corporation’s principal office is:
2000 Holiday Lane
Fulton County
Fulton, Kentucky 42041
5. The name and address of the Corporation’s incorporator is:
Sara Martin-Michels
414 Union Street, Suite 1200
Nashville, Davidson County
Tennessee 37219-1777.
6. The Corporation is for profit.
7. The business and affairs of the Corporation shall be managed by a Board of Directors. The number of directors and their term shall be specified in the Bylaws of the Corporation.
8. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 2718.8-330 of the Kentucky Business Corporation Act (the “Kentucky Code”) or (iv) for any transaction from which the director derives an improper personal benefit. If the Kentucky Code is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Code, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
9. Indemnification:
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Kentucky as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Kentucky Code requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (herein after an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Kentucky Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Kentucky Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the ,terms of an undertaking, the burden of proving ‘chat the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Charter or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Kentucky Code.
E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Kentucky Code with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Dated this 15th day of April, 1992.
/s/ Sara Martin-Michels
Name: Sara Martin-Michels, Incorporator
State of Tennessee)
County of Davidson)
I, Robin Payton a notary public, do hereby certify that on this 14th day of April, 1992, personally appeared before me, Sara Martin-Michels who being by me first duly sworn, declared to be the person who signed the foregoing document as incorporator, and that the statements therein contained are true.
/s/ Robin Payton
Name: Robin Payton, Notary Public
My Commission Expires: 5/23/94

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